Exhibit 99.1

30775 Bainbridge Road, Suite 280 Solon, OH 44139 U.S.A. Tel: (440) 248-4200 Fax: (440) 249-4240

Press Release	FOR IMMEDIATE RELEASE
BPI Energy Expands Leasehold Position in the Northern Illinois Basin
Cleveland, OH—April 26, 2006—BPI Energy (“BPI”) (Amex: BPG), an independent energy company engaged in the exploration, development and commercial sale of coalbed methane (CBM) in the Illinois Basin, today announced it has completed a transaction whereby BPI has exchanged options it held to acquire approximately 163,000 acres of coal in areas where BPI already controls the CBM rights. In return, BPI has received lease rights to approximately 112,000 acres of CBM located in BPI’s Northern Illinois Basin Project.
These transactions were entered into with privately owned IEC (Montgomery), LLC and one of its affiliates, Christian Coal Holdings, LLC (“IEC”). BPI has executed two new Coalbed Methane Gas leases with IEC. These leases include acreage in Christian, Fayette, Montgomery and Shelby Counties and have identical primary terms of 20 years. The terms are extended (as to particular tracts) after the primary terms as long as sufficient royalties are generated and paid.
BPI and IEC have developed a strategic relationship in the Illinois Basin that BPI believes will result in continued expansion of its CBM acreage in the Basin. A significant aspect of this relationship focuses on the benefits to both parties of BPI degassing CBM from Illinois Basin coal reserves owned by IEC that it intends to have mined in the future.
President and CEO James G. Azlein added: “A key part of these leases and our relationship with IEC involves the coordination of CBM production and coal-mining operations on a long-term basis. We anticipate that this coordination will eliminate disputes such as those we encountered at our initial Southern Illinois Basin drilling project (i.e., the Delta lease). We continue to negotiate for and seek to secure additional CBM acreage rights in the Illinois Basin.”
Both of these new leases will become part of BPI’s Northern Illinois Basin Project, the area in which the company recently launched its newest development front. The company recently announced that it has commenced drilling development wells at this Project. The new leases extend BPI’s mineral rights portfolio in its Northern Illinois Basin Project to a total of 351,531 acres, and its total position in the Basin to approximately 487,000 acres (excluding the 43,000-acre Delta lease that is currently in litigation).
“Today’s announcement reflects BPI’s ongoing efforts to lever its existing asset base and technical expertise for the joint and mutually beneficial development of CBM projects in the Basin,” Azlein concluded.
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About BPI Energy
BPI Energy (BPI) is an independent energy company engaged in the exploration, production and commercial sale of coalbed methane (CBM) in the Illinois Basin, which covers approximately 60,000 square miles in Illinois, southwestern Indiana and northwestern Kentucky. The company currently controls the dominant CBM acreage position in the Illinois Basin.

Some of the statements contained in this press release may be deemed to be forward-looking in nature, outlining future expectations or anticipated operating results or financial conditions. Such forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results or conditions to differ materially from the information expressed or implied by these forward-looking statements. Some of the factors that could cause actual results or conditions to differ materially from our expectations, include, but are not limited to, (a) our inability to retain our acreage rights at our Delta Lease or other leases at the expiration of our lease agreements, due to insufficient CBM production or other reasons, (b) our inability to anticipate developments in our pending litigation or to negotiate an acceptable settlement of such litigation, (c) our inability to generate sufficient income or obtain sufficient financing to fund our future operations, (d) our failure to accurately forecast CBM production, (e) displacement of our CBM operations by coal mining operations, which have superior rights in most of our acreage, (f) our failure to accurately forecast the number of wells that we can drill, (g) a decline in the prices that we receive for our CBM, (h) our failure to accurately forecast operating and capital expenditures and capital needs due to rising costs or different drilling or production conditions in the field, (i) our inability to attract or retain qualified personnel with the requisite CBM or other experience, and (j) unexpected economic and market conditions, in the general economy or the market for natural gas. We caution readers not to place undue reliance on these forward-looking statements.
News releases and other information on the company are available on the Internet at:
http://www.bpi-energy.com .
CONTACT:
BPI Investor Relations
Clear Perspective Group, LLC
Matthew J. Dennis, CFA
Sr. Managing Director
(440) 353-0552
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